EXHIBIT 12
WILLAMETTE INDUSTRIES, INC. AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(DOLLAR AMOUNTS IN THOUSANDS)


                                                                       NINE MONTHS ENDED
                                     YEAR ENDED DECEMBER 31,             SEPTEMBER 30,
                        ---------------------------------------------- -----------------
                             1992     1993     1994     1995     1996     1996     1997
Fixed Charges:
 Interest cost           $  73,776   79,194   80,807   77,237  103,338   71,748  101,564

One-third rent
  expense                    4,495    4,819    5,227    5,976    6,906    5,084    5,658
                           -------  -------  -------  -------  -------  -------  -------

Total Fixed Charges      $  78,271   84,013   86,034   83,213  110,244   76,832  107,222
                           =======  ======== =======  =======  =======  =======  =======


Add (Deduct):
 Earnings before
  income taxes           $ 129,452  189,168  288,923  823,804  306,086  267,022    82,427
 Interest capitalized       (7,354) (15,904)  (9,294)  (6,187) (10,534)  (7,133)  (13,316)
                           -------  -------   ------  -------  -------  -------   -------


Earnings for
 Fixed Charges           $ 200,369  257,277  365,663  900,830  405,796  336,721   176,333
                           =======  =======  =======  =======  =======  =======   =======


Ratio of Earnings to
    Fixed Charges             2.56     3.06     4.25    10.83     3.68     4.38      1.64
                           =======  =======  =======  =======  =======  =======  ========


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